Exhibit 10.35

Lease Number
Banc of America Leasing & Capital, LLC	Lease Intended as Security	07489-00600

This Lease Intended as Security (this “Agreement”) dated as of March 19, 2004, between Banc of America Leasing & Capital, LLC (“Lessor”), a Delaware limited liability company having an office at 2059 Northlake Parkway, 4 South, Tucker, GA  30084, and Vical Incorporated (“Lessee”), a Delaware corporation, having its chief executive office at 10390 Pacific Center Court , San Diego, California 92121.

1.     Lease Agreement; Schedules.  Subject to the terms and conditions hereof, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the items of personal property (collectively with all attachments and accessories thereto, the “Units”) described in one or more schedules (each, a “Schedule”; each Schedule, together with this Agreement as it pertains thereto, a “Lease”) which incorporate by reference this Agreement.  Each Schedule shall constitute a separate and independent lease and contractual obligation of Lessee.  Upon delivery and acceptance by Lessee of each Unit, Lessee shall execute and deliver the Schedule relating to the Unit, with all information required on the Schedule fully completed, identifying and accepting the Unit.

2.     Term of Lease; Rentals.  The lease term with respect to any Unit shall consist of an “Interim Term” (if any) and a “Base Term” as specified in the Schedule covering such Unit.  Lessee shall pay rent for the Interim Term (“Interim Rent”) and for the Base Term (“Base Rent”) as specified in the applicable Schedule.

3.     Net Lease; Disclaimer of Warranties.  Each Lease is a net lease.  All costs, expenses and other liabilities associated with the Units shall be borne solely by Lessee.  Lessee’s obligation to pay rent and all other obligations under any Lease are absolute and unconditional, and not subject to any abatement, deferment, reduction, setoff, defense, counterclaim or recoupment for any reason whatsoever.  No Lease shall terminate, except as expressly provided herein, nor shall the obligations of Lessee be affected, by reason of any defect or damage to, or any destruction, loss, theft, forfeiture, governmental requisition or obsolescence of any Unit, regardless of cause.  Lessee acknowledges that Lessor is not a merchant or manufacturer, or agent of any such person, or engaged in the sale or distribution of the Units, and has not made, and does not hereby make, any representation or warranty as to merchantability, performance, condition, fitness or suitability for Lessee’s purposes of any of the Units, or make any other representation or warranty with respect to the Units.  Lessor shall not be liable to the Lessee for, nor shall Lessee’s obligations under any Lease be affected by, any loss, claim, liability, cost, damage or expense of any kind caused, or alleged to be caused, directly or indirectly, by any Unit, or by any inadequacy of the Unit for any purpose, or by any defect in, the use or maintenance of, any repairs, servicing or adjustments of, or any interruption or loss of service or use of, any Unit, or any loss of business, profits, consequential or other damage of any nature.  Lessor hereby transfers and assigns to Lessee, to the extent allowable by law, for and during the lease term of each Schedule, a non-exclusive interest in the Unit warranties, if any, of the manufacturer, and hereby authorizes Lessee, when there exists no Event of Default, to enforce such warranties and to obtain at its own expense the customary services furnished by the manufacturer in connection with the Units.

4.     Use, Maintenance, Location.  Lessee shall use, operate, protect and maintain the Units in good operating order, repair, condition and appearance, and in compliance with all applicable insurance policies, laws, ordinances, rules, regulations and manufacturer’s recommended procedures, and shall maintain comprehensive records regarding the Units.  The Units shall be used solely for commercial or business purposes, and not for any consumer, personal, home, or family purpose, and shall not be abandoned.  Lessee shall not, through modifications, alterations or otherwise, impair the value or originally intended function of any Unit without Lessor’s prior consent.  Any replacement or substitution of parts, improvements, upgrades, or additions to the Units made by Lessee shall become subject to the Lease and title shall vest in Lessor, except that if no Event of Default exists, Lessee may at its expense remove improvements or additions provided by Lessee that can be readily removed without impairing the value and function of the Unit.  If requested by Lessor, Lessee shall cause each Unit to be plainly marked to disclose Lessor’s ownership, as specified by Lessor.  Lessee shall not change the location or base of any Unit specified in its Schedule without Lessor’s prior consent.  Lessee shall notify Lessor at least 30 days before changing the location of its chief executive office.

5.     Loss and Damage.  Lessee assumes all risk of, and shall promptly notify Lessor of any occurrence of, any damage to or loss, theft, confiscation or destruction of (together, “Casualty”) each Unit from any cause whatsoever from the date the Unit is shipped by the vendor or manufacturer or otherwise made available to Lessee (“Shipment Date”).  If any Unit suffers a Casualty from the Shipment Date until the Acceptance Date, Lessee shall pay Lessor any sum required to be paid under any Progress Payment Agreement entered into between

Lessor and Lessee in relation to such Unit.  If any Unit suffers a Casualty on or after its Acceptance Date, Lessee shall, if the Casualty is damage that is reparable in the judgment of Lessee, at Lessees option either: (i) at its own expense promptly place the same in good repair, condition or working order or (ii) pay the Balance Due with respect thereto, and if the Unit is lost, stolen, confiscated, destroyed or damaged beyond repair (“Total Loss”), on the rent payment date following such occurrence (or, if none, within 30 days) pay Lessor the Balance Due therefor, together with all other amounts owing under the Lease with respect to the Unit.  The “Balance Due” for each Unit is, after the Acceptance Date and before the Base Date for such Unit, Lessor’s Cost in respect of such Unit, together with all Interim Rent accrued to the date of payment and all other amounts owing under the Lease, and thereafter, the sum of (i) the present value, as of such payment date, of the entire unpaid balance of all Base Rent for such Unit that would otherwise have accrued under the Lease from such payment date to the end of its scheduled Base Term and (ii) the present value, as of such payment date, of the Purchase Amount therefor as specified in the applicable Schedule, in each case, discounted at the implicit rate for the Lease reasonably determined by Lessor.  Upon such payment, (a) the Lease of such Unit shall terminate and Lessee thereupon shall become entitled to possession of such Unit and (b) Lessee shall become entitled to proceeds of insurance maintained by Lessee.  If less than all Units in the applicable Schedule suffer Total Loss, the remaining Base Rent under the Schedule shall be reduced as reasonably calculated by Lessor and notified to Lessee.

6.     Insurance.  Lessee, at its own expense, shall keep each Unit insured against all risks for the value of the Unit and in no event for less than the Balance Due for the Unit, and shall maintain public liability insurance against such risks and for such amounts as Lessor may require. All such insurance shall be in such form and with such companies as Lessor shall approve, shall specify Lessor and Lessee as insureds and shall provide that such insurance may not be canceled as to Lessor or altered in any way that would affect the interest of Lessor without at least 30 days’ prior written notice to Lessor (10 days’ in the case of nonpayment of premium).  All insurance shall be primary, without right of contribution from any other insurance carried by Lessor, shall contain waiver of subrogation and “breach of warranty” provisions satisfactory to Lessor, shall provide that all amounts payable by reason of loss or damage to the Units shall be payable to Lessee (unless an Event of Default has occurred and is continuing, in which case all such amounts shall be payable to Lessor), and shall contain such other endorsements as Lessor may reasonably require.  Lessee shall provide Lessor with evidence satisfactory to Lessor of the required insurance upon the execution of any Schedule and promptly upon any renewal of any required policy.

7.     Indemnities.  (a) Lessee shall indemnify Lessor, its successors and assigns and their respective officers, directors, employees, agents and affiliates (“Indemnified Persons”) against all claims, liabilities, losses and expenses whatsoever (except those directly and primarily caused by the Indemnified Person’s gross negligence or willful misconduct), including reasonable attorneys’ fees and allocated costs of internal counsel (together, “Attorney Costs”), in any way relating to or arising out of this Agreement, the Units or the Leases at any time, or the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction, return, or disposition of the Units, including such matters based in negligence and strict liability in tort, environmental liability, statutory liability, or infringement.

(b) Lessee shall pay or reimburse Lessor and its successors and assigns on demand for, and indemnify and hold harmless Lessor from, all taxes, assessments, fees and other governmental charges paid or required to be paid by Lessor or Lessee in any way arising out of or related to the Units or the Leases, before, during or after the lease term, including foreign, Federal, state, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts, excise, stamp and documentary taxes, and all related penalties, fines, additions to tax, and interest charges (together, “Impositions”), excluding only Federal and state taxes based on Lessors net income, unless such taxes are in lieu of any Imposition Lessee would otherwise be required to pay hereunder.  Lessee shall timely pay any Imposition for which Lessee is primarily responsible under law and any other Imposition not payable or not paid by Lessor, but Lessee shall have no obligation to pay any such Imposition that Lessee is contesting in good faith and by appropriate legal proceedings, the nonpayment of which does not, in the opinion of Lessor, result in a material risk of adverse effect on the title, property, use, disposition or other rights of Lessor with respect to the Units.  Lessee shall furnish on Lessor’s request proof of payment of any Imposition paid by Lessee.

8.     Return of Units.  Upon any termination or expiration of the lease term with respect to any Unit, subject to any Lessee purchase of the Unit pursuant to the applicable Schedule, Lessee shall, at its own expense, prepare and adequately protect the Unit for shipment and either surrender it to Lessor in place or, if instructed by Lessor, ship the Unit to Lessor, freight and insurance pre-paid, at a place reasonably designated by Lessor, in the condition required under Section 4 hereof, subject to reasonable wear and tear from proper usage, and in condition required under the applicable Schedule, and able to be put into immediate service and to perform at manufacturer’s rated levels (if any) for equipment of like age, together with all related manuals, documents and records.  If Lessee does not so surrender or return a Unit to Lessor, in addition to all other rights and remedies available, at Lessor’s election, such Unit shall continue to be subject to all the terms and conditions of the Lease, with rent and other charges continuing to accrue and be payable under the Lease with respect to such Unit until it is so surrendered or returned to Lessor, except that Base Rent shall accrue, payable on demand, at the rate of 150% of the rate applicable in the last period for which Base Rent was payable.

9.     Early Termination.  (a) Upon any rent payment date relating to a Lease, and no less than 30 days’ irrevocable notice to Lessor, from and after the expiry of one-half of the applicable Base Term, provided no Event of Default exists, Lessee shall have the option to terminate the Lease with respect to all and not less than all Units covered thereby by purchasing the Units “as is and where is” without warranties or representations of any kind, express or implied, for a purchase price equal to the Balance Due plus all other amounts owing with respect to the Units, plus early termination charges in the amount set forth in paragraph (b) below. The purchase price of the Units and any early termination charge shall be paid in immediately available funds at the time of exercising such option.

(b)  Upon any termination of the Lease before the scheduled expiration of the Base Term, due to the exercise of any early termination option, a Casualty or a default, in addition to all other amounts to be paid by Lessee, Lessee shall pay Lessor an amount (the “Make-Whole”), equal to the greater of (A) the amount (not less than zero) that must be added thereto in order that the Make-Whole plus the Balance Due on the early termination date is equal to the sum of the present values (using discount rates per annum for each obligation equal to the Formula Yield (as defined below) as of the early termination date of (x) all remaining installments of Base Rent and (y) the Purchase Amount (collectively, the “Discounted Payments”), or (B) an amount equal to 2% times the Balance Due.  “Formula Yield” for each obligation shall mean, as of any date of determination, the rate, as published by Telerate Systems, Inc. or other source, for United States Government Treasury obligations of maturities corresponding to the weighted average life, rounded to the second decimal place, of the Discounted Payments.  If no maturity exactly corresponds to such rounded weighted average life for such obligation, yields of the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Formula Yield shall be interpolated from such yields on a straight-line basis.

10.  Lessee Representations and Agreements.  Lessee represents, warrants and agrees as follows:

(a)  Lessee has duly authorized the execution, delivery and performance of this Agreement, each Schedule, and all other documents contemplated hereby, which are, or upon signing, will be, binding on Lessee and do not contravene any other instrument or agreement to which Lessee is party.

(b)  Lessor has and shall at all times continue to have a perfected security interest in the Units and the other Collateral, subject to no prior liens or security interests, to secure the obligations specified in Section 17(g) of this Agreement.

(c)  In order to secure Lessee’s payment and performance of all obligations under this Agreement, Lessee shall provide to Lessor (and maintain) a first-priority perfected security interest in cash (or cash equivalent) collateral, pursuant to that certain Security Agreement dated  and substance satisfactory to Lessor, in an amount equal to:  (i) one hundred percent (100%) of the aggregate Lessor’s Cost of all Units leased hereunder, or portion thereof, with respect to which (and to the extent) Lessee has placed money market mutual funds in the “Account” (as defined in the Security Agreement) as security therefor, and (ii) one hundred five percent (105%) of the aggregate Lessor’s Cost of all Units leased hereunder, or portion thereof, with respect to which (and to the extent) Lessee has placed United States treasuries and/or United States government agency securities in the Account as security therefor (in the aggregate, the “Cash Collateral Amount”) as such amount may be hereafter amended from time to time pursuant to the Security Agreement. If and to the extent Lessee places money market mutual funds in the Account, Lessee covenants and agrees not to convert the same to either of the other two permitted forms of cash collateral (United States government agency securities and United States treasuries). The foregoing shall not be construed to prohibit Lessee from directing funds from matured United States government agency securities or United States treasuries in the Account to money 6.government agency securities. Six (6) months following the Base Date of the first Schedule hereunder, and semi-annually thereafter, Lessee may request in writing that Lessor release a portion of the cash collateral to reduce the Cash Collateral Amount.  Lessor may in its sole but reasonable discretion either refuse or grant the request to reduce the Cash Collateral Amount.

(d)  In the event Lessee’s “Liquid Assets” (as defined hereinbelow) shall at any time fall below Forty Five Million Dollars ($45,000,000), Lessee shall provide (and maintain at all times), within ten (10) business days thereafter, as security for Lessee’s obligations hereunder, an irrevocable letter of credit in an amount equal to the Cash Collateral Amount, in a form and issued by a bank acceptable to Lessor, whereupon Lessor shall release its security interest in the cash collateral required in Subsection (c) hereinabove.  “Liquid Assets”, for purposes of the foregoing, shall mean, Lessee’s unrestricted and unencumbered:

(i)                                     cash and certificates of deposit;

(ii)                                  U.S. treasury bills and other obligations of the federal government; and

(iii)                               readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

11.  Personal Property.  The Units shall remain personal property at all times, notwithstanding the manner in which they may be attached or affixed to realty, and title shall at all times continue in Lessor.  Lessee shall obtain and record such instruments and take such steps as may be necessary (a) to prevent any person from acquiring any right or lien in or on any Unit, whether by reason of such Unit being deemed to be attached to real or other property, or otherwise, and (b) to ensure Lessor’s right of access to and removal of the Unit, in accordance with the Lease.

12.  Default and Remedies.  (a) Each of the following is an “Event of Default” hereunder and under any and all Leases then in effect: (1) Lessee fails to pay when due any installment of rent or other sum owing by Lessee under any Lease; (2) Lessee fails to maintain insurance in respect of any Unit as required herein, or sells, leases, subleases, assigns, conveys, encumbers, or suffers to exist any lien or charge against, any Unit without Lessor’s prior consent, or any Unit is subjected to levy, seizure or attachment; (3) Lessee fails to comply with the provisions of Section 10(c), and such failure is not cured within two (2) business days following receipt by Lessee of written notice thereof from the Lessor; (4) Lessee fails to comply with the provisions of Section 10(d); (5) Lessee fails to perform and comply with any other covenant or obligation under any Lease, or any progress payment, assignment, security or other agreement related to any Lease or Unit (together, “Related Agreements”) and, if curable, such failure continues for 30 days after written notice thereof by Lessor to Lessee; (6) any representation, warranty or other written statement made to Lessor in connection with this Agreement, any Lease, Related Agreement, or any guaranty, by Lessee or any person providing such guaranty (“Guarantor”), including financial statements, proves to have been incorrect in any material respect when made; (7) Lessee (x) enters into any merger or consolidation with, or sells or transfers all, substantially all or any substantial portion of its assets to, or enters into any partnership or joint venture other than in the ordinary course of business with, any entity, without the prior written consent of Lessor, which consent may be withheld for any valid credit or business consideration Lessor reasonably deems important, (y) dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence, or (z) enters into or suffers any transaction or series of transactions as a result of which Lessee is directly or indirectly controlled by persons or entities not affiliates of Lessee as of the date of this Agreement, without the prior written consent of Lessor, which consent may be withheld for any valid credit or business consideration Lessor reasonably deems important; (8) Lessee undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the Bankruptcy Code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (9) the filing of any petition or application against Lessee under any law for the relief of debtors, including proceedings under the Bankruptcy Code, or for the subjection of property of Lessee to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Lessee or not dismissed within 60 days from the date of filing; (10) any payment default or other event of default occurs under any other bilateral or multi-lateral lease, or credit, or other agreement or instrument to which Lessee and Lessor or any affiliate of Lessor are now or hereafter party; (11) the repudiation of or breach or default under any guaranty relating to any Lease; or (12) the occurrence of any event described in clauses (7), (8), (9),  or (10) of this Section with reference to “any Guarantor” in lieu of “Lessee”.

(b)  Upon the occurrence of an Event of Default, and in addition to all other rights and remedies provided herein or under law, all of which rights and remedies are cumulative and not exclusive, Lessor may: (i) proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants under any or all Leases, and (ii) terminate any and all Leases, whereupon (A) Lessee’s right to retain possession and use of the Units shall cease, unless and until the Balance Due is paid, (B) the aggregate Balance Due, together with all other amounts owing under the Leases shall be immediately due and payable, and (C) Lessor may pursue any and all remedies available to it under applicable law, including as a secured party under the Uniform Commercial Code.  Lessor may also recover from Lessee all Attorney Costs incurred by Lessor in connection with any enforcement or attempted enforcement of any Lease.

(c)  The exercise or partial exercise of, or failure to exercise, any remedy shall not restrict Lessor from further exercise of that remedy or any other remedy otherwise available.  To the extent permitted by applicable law, Lessee waives any right to require Lessor to sell, release or otherwise use or dispose of any Units or otherwise mitigate Lessor’s damages, or that may otherwise limit or modify any of Lessor’s rights or remedies.

13.  Assignment, Etc.  (a) Lessor (and any subsequent assignee) may assign or transfer any or all of Lessor’s interest in any Lease, Unit or rentals therefrom without notice to Lessee.  Lessee agrees that the rights of any assignee shall not be affected by any breach or default of Lessor or of any prior assignee.  Lessee further agrees that (i) no such assignee shall be required to assume any of the obligations of Lessor under any Lease except the obligation in respect of the application of any insurance monies received by such assignee, as provided above, and the obligation of non-interference as provided below, and (ii) any assignee expressly assuming the obligations of Lessor shall thereupon be responsible for Lessor’s duties under the applicable Lease accruing after any such assignment and Lessor shall be released from such duties.  Lessor may disclose to any potential or actual assignee or transferee any information regarding Lessee, any Guarantor and their affiliates.

(b)  Lessee shall not assign, pledge, hypothecate or in any way dispose of all or any part of its rights or obligations under any Lease, or enter into any sublease of any Unit, without Lessor’s prior consent.

14.  Financial and Other Data.  (a) During the term of any Lease, Lessee shall (i) maintain books and records in accordance with generally accepted accounting principles (“GAAP”) and prudent business practice, (ii) from and after Lessee ceases to be a publicly-traded company, promptly and in no event later than 120 days after each fiscal year end furnish Lessor annual audited financial statements of Lessee and of any Guarantor, prepared in accordance with GAAP consistently applied, together with an unqualified opinion of an independent auditor, and (iii) at Lessor’s request, furnish Lessor all other financial information and reports reasonably requested by Lessor at any time, provided the provision of such information would not violate any applicable law or regulation.  Lessee shall furnish such other information as Lessor may reasonably request at any time concerning Lessee, any Guarantor and their respective affairs, or any Unit.  Lessee shall promptly notify Lessor of any Event of Default or event or circumstance which, with notice, lapse of time or both, would be an Event of Default.

(b)  Lessee represents and warrants that all information furnished and to be furnished by Lessee or any Guarantor to Lessor is accurate, and that all financial statements Lessee or any Guarantor has furnished and hereafter may furnish to Lessor reasonably reflect and will reflect, as of their respective dates, results of the operations and the financial condition of Lessee, such Guarantor or other entity they purport to cover.

(c)  Credit and other information regarding Lessee, any Guarantor or their affiliates may be shared by Lessor with its affiliates and agents.

15.  Inspection; Non-Interference.  (a) Lessor, its agents and employees shall have the right to enter any property where any Unit is located and inspect any Unit, together with its related maintenance and repair records, at any reasonable time and upon reasonable prior written notice.  Such right shall not impose any obligation on Lessor.

(b)  So long as no Event of Default exists, Lessor shall not, and each direct or indirect assignee or transferee of Lessor agrees that it shall not, interfere with the rights of use and enjoyment of the Units by Lessee.

16.  Other Charges; Application.  If Lessee fails to pay within ten days of the date due any amount of regularly scheduled Interim Rent or Base Rent, Lessee shall pay a late charge equal to five percent (5%) of the amount not timely paid.  Lessee shall pay interest at the per annum rate equal to the lesser of (a) 15% or (b) the highest rate permitted by applicable law (“Default Rate”) on (i) any sum other than regularly scheduled Interim Rent and Base Rent owing under any Lease and not paid when due, and (ii) any amount required to be paid upon termination of any Lease under Section 11 hereof.  Payments received under any Lease will be applied, first, to interest, fees and other amounts owing, other than Interim Rent or Base Rent, then to Interim Rent or Base Rent, in order of Acceptance Date.

17.Miscellaneous.  (a) Lessee’s indemnity and reimbursement obligations, including under Section 7, shall survive the termination or cancellation of any Lease or this Agreement.

(b)  At Lessor’s request, Lessee shall execute, deliver, file, and record such financing statements and other documents, agreements and instruments as Lessor shall reasonably deem necessary or advisable to protect Lessor’s interest in the Units and to effectuate the purposes of any Lease and the Related Agreements.  Lessee hereby irrevocably appoints Lessor as Lessee’s agent and attorney-in-fact for Lessee, coupled with an interest, (i) to execute, deliver, file, or record any such item, and to take such action for Lessee and in Lessee’s name, place and stead, and (ii) to enforce claims relating to the Units against insurers, vendors and other persons, and to make, adjust, compromise, settle, and receive payment under such claims; without any obligation to do so.

(c)  Time is of the essence.

(d)  The invalidity of any portion of this Agreement, any Schedule or Related Agreement shall not affect the force and effect of the remaining valid portions thereof.  The term “including” is not limiting.  The term “affiliate” includes any entity controlling, controlled by or under common control with the referent entity; “control” includes the ownership of 25% or more of the voting stock of any entity.  The term “guaranty” includes any guaranty, surety instrument, indemnity, “keep-well” agreement, or other instrument or arrangement providing third party credit support to Lessor relating to any Lease or Unit.

(e)  This Agreement, the Schedules, any approval letter by Lessor in relation hereto and any replacement or successor letter thereto (together, the “Approval Letter”) and the Related Agreements, constitute the entire agreement between the parties with respect to the leasing of the Units.  Any amendment to such documents must be made in writing and signed by the parties hereto or thereto.  Such documents may be executed in one or more counterparts.  Where multiple counterpart originals of any Schedule exist, only the counterpart marked “Lessor’s Copy” shall be deemed chattel paper and evidence a monetary obligation of Lessee.

(f)  All demands, notices, requests, consents, waivers and other communications under the Agreement, any Lease, the Approval Letter, or any Related Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, or when sent by facsimile transmission (with electronic confirmation of receipt), addressed to each party at the address or fax number set forth below the signature of such party on the signature page, or at such other address or fax number as may hereafter be furnished in writing by such party to the other.

(g)  (i) To secure the payment and performance of its obligations under the Lease relating to such Unit and the repayment of any advances, with interest and fees, made by Lessor on account of the Unit, and (ii) as a separate grant of security, to secure the payment and performance of its obligations under all other Leases owing by Lessee to Lessor, in each case, now existing or hereafter arising, Lessee hereby grants to Lessor a security interest in all Lessee’s right, title and interest in and to each Unit, together with (A) all attachments, accessories and accessions to, and substitutions and replacements for, the Unit, (B) all rights to chattel paper arising from the Unit, (C) all insurance, warranty and other claims against third parties with respect to the Unit (including claims for rent upon any lease of the Unit), (D) all software used in connection therewith, (E) all proceeds of any of the foregoing, including insurance proceeds, and (F)all books and records pertaining to any of the foregoing, in each case, now existing or hereafter arising and including, with respect to clause (ii) of this subsection, Units as to which Lessee has satisfied its end of term purchase obligation under the applicable Schedule (together, the “Collateral”).

(h)  To the extent specified in any Approval Letter, Lessee shall reimburse Lessor upon demand for reasonable costs and expenses incurred by Lessor in connection with the execution and delivery of this Agreement and the other documents contemplated hereby.  Lessee shall reimburse Lessor on demand for all reasonable costs and expenses, including Attorney Costs, incurred in connection with any amendment of any Lease or related document requested by Lessee, or any waiver.

(i)  This Agreement, each Schedule and (unless otherwise specified therein) the Related Agreements shall be governed by and construed according to the internal laws of the State of California, to the non-exclusive jurisdiction of the courts of which, and the Federal courts located therein, the parties hereto submit.

(j)  Lessor and Lessee each waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter however arising out of or in any way connected with any Lease on the Units.

In Witness Whereof, Lessor and Lessee have executed this Agreement as of the date first above written.

Banc of America Leasing & Capital, LLC (Lessor)			Vical Incorporated (Lessee)

By:	/s/ CAROL JONES		By:	/s/ MARTHA J. DEMSKI

Printed Name:	Carol Jones		Printed Name:	Martha J. Demski

Title:	Vice President		Title:	Vice President and CFO

Address:		2059 Northlake Parkway, 4 South	Address:	10390 Pacific Center Court
		Tucker, Georgia 30084		San Diego, CA 92121

	Facsimile:	(770)270-8635	Facsimile:

SECURITY AGREEMENT

(Securities)

Dated as of March 19, 2004

1.             Grant of Security Interest.  As security for any and all Indebtedness (as defined below) of VICAL INCORPORATED (“Pledgor”), Pledgor hereby irrevocably and unconditionally grants a security interest in and assigns and transfers to BANC OF AMERICA LEASING & CAPITAL, LLC (“Lessor”) all property referred to in Exhibit A attached hereto (the “Collateral”).

2.             Indebtedness.  “Indebtedness” means all debts, obligations or liabilities now or hereafter existing or incurred, absolute or contingent of Pledgor or any one or more of them to Lessor, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly , arising out of the Schedules (the “Schedules”) now or hereafter entered into under  that certain Lease Intended as Security No. 07489-00600 dated as of March 19, 2004 (and any extensions, amendments, modifications or supplements thereto) by and between Lessor, as lessor, and Pledgor, as lessee (the Schedules and the Lease Intended as Security as it pertains thereto, collectively, the “Lease”).  Unless otherwise agreed in writing, “Indebtedness” shall not include such debts, obligations or liabilities which are or may hereafter be “consumer credit” subject to the disclosure requirements of the Federal Truth-in-Lending law or any regulation promulgated thereunder.

3.             Trading or Substitution of Collateral.  Unless otherwise agreed by Lessor in any lease agreement or otherwise, Lessor shall be under no obligation to permit any trading, redemption, exchange, distribution or substitution of the Collateral or to permit the release of any Collateral or the proceeds thereof until the Indebtedness has been paid in full.

4.     Pledgor’s Covenants.  Pledgor covenants and warrants that unless compliance is waived by Lessor in writing:

(a)           All of the Collateral consists of and will continue to consist of only cash and/or cash equivalents as described in Exhibit A.  Pledgor owns the Collateral free and clear of any and all liens, encumbrances, or interests of any third parties other than the security interest of Lessor, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of Lessor.

(b)           Pledgor will at all times maintain Collateral of a character and value satisfactory to Lessor.

(c)           Pledgor shall take all actions necessary from time to time to maintain the first priority and perfection of said security interest and shall not take any actions that would alter, impair or eliminate said priority or perfection.

(d)           Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, and upon the failure of Pledgor to do so, Lessor at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

5.             Powers of Lessor.  At any time, without notice, and at the expense of Pledgor, Lessor in its name or in the name of Pledgor may, but shall not be obligated to:

(a)           Collect by legal proceedings or otherwise, endorse, receive and receipt for all dividends, interest, principal payments and other sums now or hereafter payable upon or on account of the Collateral.

(b)           Make any compromise or settlement it deems desirable or proper with reference to the Collateral.

(c)           Insure, process and preserve the Collateral.

(d)           Participate in any recapitalization, reclassification, reorganization, consolidation, redemption, stock split, merger or liquidation of any issuer of securities which constitute Collateral, and in connection therewith may deposit or surrender control of the Collateral, accept money or other property in exchange for the Collateral, and take such action as it deems proper in connection therewith, and any money or property received on account of or in exchange for the Collateral shall be applied to the Indebtedness or held by Lessor thereafter as Collateral pursuant to the provisions hereof.

(e)           Cause Collateral to be transferred to its name or to the name of its nominee or the name of a depository or its nominee.

(f)            Obtain from any custodian or bailee holding the Collateral any and all information with respect to the Collateral, without any further consent of or notice to Pledgor.

(g) Exercise as to the Collateral all the rights, powers and remedies of an owner necessary to exercise its rights under this paragraph, but prior to any Event of Default under this Security Agreement, Lessor shall not vote any securities constituting Collateral except as instructed by Pledgor.

Pledgor hereby appoints Lessor its attorney-in-fact to carry out any of the powers granted by this paragraph.

6.  Events of Default.  Any one or more of the following shall be a default hereunder (“Event of Default”):

(a)           Pledgor fails to pay any Indebtedness when due, or breaches any other term of any agreement evidencing the Indebtedness, subject to any applicable notice and cure period provided in the Lease.

(b)           Pledgor breaches any term, provision, warranty or representation in any material manner under this Security Agreement, subject to any applicable notice and cure period provided in the Lease.

(c)           Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of the Pledgor or of any guarantor of any Indebtedness.

(d)           The Pledgor, or any guarantor of any Indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies, becomes incompetent, or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.

(e)           Any case, proceeding or other action is commenced against the Pledgor or any guarantor of any Indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.

(f)            Any involuntary lien of any kind or character attaches to any Collateral.

7.             Remedies.  If an Event of Default occurs, Lessor may do any one or more of the following:

(a)           Declare any Indebtedness immediately due and payable, without notice or demand.

(b)           Exercise as to any or all of the Collateral all the rights, powers and remedies of an owner (including the right to vote any securities constituting Collateral).

(c)           Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

(d)           Sell all or any part of the Collateral at public or private sale, without demand, advertisement or notice, in such manner and order as Lessor may elect.  Lessor may purchase the Collateral for its own account at any such sale.  Pledgor acknowledges that Collateral may be sold at a loss to Pledgor, and that, in such event, Lessor shall have no liability or responsibility to Pledgor for such loss.

(e)           Enforce the security interest of Lessor in any deposit account which is part of the Collateral by applying such account to the Indebtedness.

(f)            Exercise any other remedy provided under this Security Agreement or by any applicable law.  Pledgor acknowledges that all such rights and remedies are cumulative, and the exercise of any right or remedy shall not preclude the further exercise of any other right or remedy.

8.             Waivers.  Lessor shall be under no duty or obligation whatsoever (a) to make or give any presentment, demands for performances, notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of indebtedness held by Lessor as Collateral, or in connection with any obligation or evidences of indebtedness which constitute in whole or in part the Indebtedness, or (b) to give Pledgor notice of, or to exercise, any subscription rights or privileges, any rights or privileges to exchange, convert or redeem or any other rights or privileges relating to or affecting any Collateral.

9.             Additional Waivers.  Pledgor waives any right to require Lessor to (a) proceed against any person, or (b) proceed against or exhaust any collateral, and waives any defense arising by reason of the cessation from any cause whatsoever of the liability of Pledgor or any other person.  Until the Indebtedness is paid in full, Pledgor waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), including without limitation any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Security Agreement, and Pledgor waives any right to enforce any remedy which Lessor now has or may hereafter have against Pledgor or against any other person and waives any benefit of and any right to participate in any Collateral or security whatsoever now or hereafter held by Lessor.

10.           Return of Collateral.  Lessor may at any time deliver the Collateral or any part thereof to Pledgor and the receipt of Pledgor shall be a complete and full acquittance for the Collateral so delivered, and Lessor shall thereafter be discharged from any liability or responsibility therefor.

11.           Transfer of Collateral.  Upon the transfer of all or any part of the Indebtedness, Lessor may transfer all or any part of the Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Lessor hereunder with respect to such Collateral so transferred; but with respect to any Collateral not so transferred Lessor shall retain all rights and powers hereby given.

12.           Continuing Agreement.  This is a continuing Security Agreement and all the rights, powers and remedies hereunder shall apply to all Indebtedness of Pledgor or any one or more of them to Lessor, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, cessation of business, dissolution or bankruptcy of Pledgor or any one or more of them, or any other event or proceeding affecting Pledgor or any one or more of them.

13.           Continuing Powers.  Until all Indebtedness shall have been paid in full, the power of sale and all other rights, powers and remedies granted to Lessor hereunder shall continue to exist and may be exercised by Lessor at the time specified hereunder irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor or any one or more of them may have ceased.  Pledgor waives the benefit of any statute of limitations as applied to this Security Agreement.

14.           Custody of Collateral.  Lessor may, in its discretion, hold some or all of the Collateral in an account with a custody unit of Bank of America National Association (“BANA”).  Pledgor shall reimburse BANA for the usual custody charges and expenses of BANA’s custody unit, but shall not duplicate any such charges currently being paid by Pledgor.  Lessor may, in its sole discretion, retain the Collateral in physical form or with a depository.  Lessor shall not be required to segregate the Collateral from other securities owned by third parties.  Pledgor agrees to be bound by the rules, procedures, practices, liens and assessments of each depository used by Lessor.  Lessor shall not be liable for any loss to the Collateral resulting from acts of God, war, civil commotion, fire, earthquake, or other disaster beyond the reasonable control of Lessor, or for any other loss or damage to the Collateral unless shown to have arisen from Lessor’s intentional misconduct or lack of reasonable care.

15.           Intentionally Deleted.

16.           Custody of Collateral at Bailee.  If permitted by Lessor, some or all of the Collateral may be held at a broker or other bailee (the “Bailee”).  Pledgor shall pay to Bailee any charges or costs imposed by the Bailee.  Pledgor at no time shall request that Bailee release any Collateral to Pledgor, except as expressly permitted by Lessor.  Lessor may, at any time, require Bailee to do any or all of the following: (a) disburse any or all of the Collateral to Lessor; (b) allow Lessor (and not Pledgor) to exercise any rights relating to the Collateral; (c) sell some or all of the Collateral and remit the sales proceeds (less Bailee’s normal sales charge) to Lessor; and (d) buy and sell Collateral only upon the instructions of Lessor (and not Pledgor).

17.           Indemnity Regarding Bailee.  If Lessor permits any of the Collateral to be maintained at a Bailee, Pledgor hereby agrees to indemnify, defend and hold harmless Lessor, its successors and assigns and its directors, officers, employees and agents, from and against any and all losses, liabilities, damages, obligations, deficiencies, payments, costs and expenses (including, without limitation, costs and expenses of any and all actions, suits, proceedings, arbitrations, demands, assessments, judgments, settlements, compromises relating thereto and reasonable attorneys’ fees and disbursements in connection therewith, and including allocated costs of in-house counsel) sustained or incurred by Lessor or any other indemnitee in any way arising from or related to Lessor’s actions with respect to Bailee as contemplated herein or contemplated by any agreement with or notice to Bailee, except such as are due to Lessor’s willful misconduct or gross negligence.

18.           Costs.  All advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Lessor in exercising any right, power or remedy conferred by this Security Agreement or in the enforcement thereof, and including the charges and expenses of Lessor’s custody unit or of any Bailee, shall become a part of the Indebtedness secured hereunder and shall be paid to Lessor by Pledgor immediately and without demand, with interest thereon at an annual rate equal to the highest rate of interest of any Indebtedness secured by this Security Agreement (or, if there is no such interest rate, at the maximum interest rate permitted by law for interest on judgments).

19.           Intentionally Deleted.

20.           Miscellaneous.

(a)           Any waiver, express or implied, of any provision hereunder and any delay or failure by Lessor to enforce any provision shall not preclude Lessor from enforcing any such provision thereafter.

(b)           Pledgor shall, at the request of Lessor, execute such other agreements, documents, instruments, or financing statements in connection with this Security Agreement as Lessor may reasonably deem necessary.  Pledgor hereby appoints Lessor as its attorney-in-fact with full power and authority to (i) sign any financing statements which must be executed or filed to perfect or continue perfected our security interest in the Collateral, and (ii) file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedures.

(c)           This Security Agreement shall be governed by and construed according to the laws of the State of Georgia, to the jurisdiction of which the parties hereto submit.

(d)           All terms not defined herein are used as set forth in the Uniform Commercial Code.

(e)           This Security Agreement shall benefit Lessor’s successors and assigns and shall bind Pledgor’s successors and assigns.

(f)            Pledgor shall immediately deliver to Lessor (or the Bailee, if any) any Collateral now or hereafter in Pledgor’s possession.

(g)           In all cases where more than one party executes this Security Agreement, all words used herein in the singular shall be deemed to have been used in the plural where the context and construction so require, and the obligations and undertakings hereunder are joint and several.

21.           Maintenance of Collateral.  As of March 19, 2004, the value of the Collateral is in excess of $1,755,373.00 (“Cash Collateral Amount”).  Pledgor shall have the right to manage investments with respect to the Collateral but no withdrawal from any account constituting the Collateral shall be made without the Lessor’s prior written consent.  In the event that the value of the Collateral at any time falls below the Cash Collateral Amount, the Pledgor shall immediately deliver to the Lessor such additional cash (which shall become part of the Collateral) in an amount necessary to cover such shortfall.

In Witness Whereof, Pledgor has executed this Security Agreement (by its duly authorized officer, if Pledgor is not an individual) as of March 25, 2004.

Pledgor:

Vical Incorporated

By:	/s/ MARTHA J. DEMSKI

Name:	Martha J. Demski

Title:	Vice President and CFO

Pledgor’s Location (residence,

if Pledgor is an individual;

chief executive office, if

Pledgor is not an individual):

10390 Pacific Center Court

Street Address

San Diego, CA

92121

City	State	Zip

The Pledgor’s Taxpayer Identification

Number (TIN) to be used for tax reporting

purposes with respect to the Collateral

is ###-##-####.

(Check if applicable):

☐  The Pledgor is not a citizen or a resident of the United States; is not a legal entity organized under the laws of the United States: and is not doing business in the United States.

Exhibit A to Security Agreement

Description of Collateral

(a)  All of the United States government agency securities, United States treasuries and money market mutual funds now or hereafter held in that certain Enhanced Cash Account No.  0650093 maintained with Bank of America, National Association and all successor and replacement accounts (the “Account”).

(b)  All rollovers, renewals or reinvestments of any of the foregoing property.

(c)  All stock or conversion rights, rights to subscribe, liquidation dividends or preferences, stock dividends, dividends, rights to interest, interest payments, dividends paid in stock, new securities or other property which Pledgor (or any one or more Pledgor) is or may hereafter become entitled to receive on account of any of the foregoing property.

(d)  The proceeds, increase and products of any of the foregoing or replacements thereof or substitutions therefor.

PROGRESS PAYMENT AGREEMENT

Dated March 19, 2004

Reference is made to Lease Intended as Security Number 07489-00600 dated March 19, 2004 (the “Lease Agreement”), between Banc of America Leasing & Capital, LLC (“Lessor”) and Vical Incorporated (“Lessee”).  Capitalized terms not otherwise defined herein have the meanings specified in the Lease Agreement or the pro forma Schedule delivered to Lessee under cover of the Approval Letter relating to such Lease Agreement.

Lessee may request from time to time that Lessor lease to Lessee under the Lease Agreement the items of equipment described in letters, schedules, purchase orders or purchase agreement assignments executed and delivered to Lessor by Lessee (“Units”) and that Lessor purchase such Units from manufacturers or vendors designated by Lessee.  Such manufacturers or vendors may require advance payments, progress payments or full payment (collectively, “Advances”) for such Units prior to the delivery and acceptance of such Units by Lessee.  To induce Lessor to make such Advances for such Units, Lessor and Lessee agree as follows:

1.             Lessee shall execute and deliver to Lessor a request for advance, in form satisfactory to Lessor, describing the amount of the Advance and the applicable Units (“Request for Advance”).

2.             All Units purchased by Lessor pursuant to the provisions hereof will be Lessor’s property and, immediately upon the delivery and written acceptance of the same by Lessee and execution and delivery of a Schedule relating thereto, and satisfaction of all other conditions to funding of the Lease specified in the Approval Letter, will be Units leased under the Lease Agreement and such Schedule.

3.             Lessor shall be under no obligation to fund any Advance relating to a Unit unless (a) there has occurred no Event of Default under the Lease Agreement, or any event that with notice, lapse of time, or both, would be such an Event of Default; (b) no Material Adverse Change has occurred since December 31, 2002, in Lessor’s judgment as to Lessee or as to any Guarantor that is required  under the Approval Letter; (c) Lessee has delivered to Lessor, duly signed, in form satisfactory to Lessor, (i) a Request for Advance relating to the Advance, (ii) a Lease Agreement, (iii) the Approval Letter, (iv) any guaranty required by the Approval Letter, (v) a Purchase Agreement Assignment relating to the applicable Unit, and (vi) any other documents reasonably required by Lessor, and (d) all other applicable conditions precedent (if any) specified in the Approval Letter have been satisfied.

4.             Interest on all Advances shall accrue from the date of the Advance until the earlier of the date repaid or the date the applicable Interim Term or, if none, Base Term, relating to the Unit that is the subject of such Advance, begins, at a fluctuating rate per annum equal to the LIBOR Index plus 1.75%, such interest to be paid within ten (10) days of the date Lessor’s invoice therefor is sent to the Lessee in accordance with the notice provision in the Lease Agreement.  “LIBOR Index” shall mean the per annum rate of interest equal to the “average of interbank offered rates for dollar deposits in the London market based on quotations of sixteen major banks” for a term of thirty days as published in The Wall Street Journal under a heading entitled “Money Rates London Interbank Offered Rates (LIBOR)”

(or any future or substitute heading) on the first day of the month preceding the month in which the Advance occurs.

5.             Lessor may demand immediate repayment of any outstanding Advance, together with accrued interest, if and at such time as (a) the Interim Term or, if none, Base Term, in respect of the Unit that is the subject of the Advance does not commence by the earlier of (i) the end of the Utilization Period specified in the Approval Letter or (ii) 10 days after the date such Unit is delivered to and accepted by Lessee; or (b) there occurs prior to the beginning of its Interim Term or, if none, Base Term, a Casualty as to the Unit that is the subject of the Advance.  Lessor may demand immediate repayment of all outstanding Advances, together with interest at the Default Rate if (A) there occurs any Material Adverse Change as to Lessee or any Guarantor; (B) there occurs any Event of Default under the Lease Agreement, or (C) Lessee fails to make any payment as and when required hereunder.

6.             This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

Vical Incorporated (Lessee)

		By:	/s/ MARTHA J. DEMSKI

		Printed Name:	Martha J. Demski

		Title:	Vice President and CFO
Accepted at as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC
(Lessor)

By:	/s/ CAROL JONES

Printed Name:	Carol Jones

Title:	Vice President

March 19, 2004	Banc of America
Leasing & Capital, LLC
2059 Northlake Parkway, 4th Floor
Tucker, GA 30084

Vical Incorporated
10390 Pacific Center Court
San Diego, CA 92121	Tel 770-270-8400
Attn: Glen Medwid

Re:                               The proposal letter issued by Banc of America Leasing & Capital, LLC to Vical Inc. dated December 23, 2003 (the “Proposal Letter”)

Dear Mr. Medwid:

Subject to the terms and conditions set forth in the Proposal Letter and in this letter, Banc of America Leasing & Capital, LLC (“BALC”) is pleased to confirm its willingness to extend term financing (the “Lease” or “Leases”) to Vical Incorporated (“Lessee”) in an amount not to exceed $8,500,000.

DOCUMENTATION:	Lessee shall execute and deliver all documents and satisfy all conditions required by BALC.

EXPIRATION DATE:	The transactions described herein must close on or before December 15, 2004, or BALC shall have no further obligation hereunder or under any of the documentation relating to such transaction.

REVISED CONDITIONS TO
PROPOSAL LETTER:

Additional Cash Collateral: Cash Collateral must be held at Bank of America, N.A.  Release of excess collateral on a semi-annual basis must be requested in writing by the Lessee.  It will not be released automatically.

Soft Costs: The percentage of soft cost at any given time during the life of the approval cannot exceed 50% of the total amount financed up to that time.

PREVAILING CONDITIONS:

The terms and conditions of the Proposal Letter, by reference, are incorporated herein.  If there is a discrepancy between the terms and conditions of the Proposal Letter and this commitment, the terms and conditions of this commitment shall prevail.

The commitment of BALC to enter into this transaction is based on the current business, management, and financial condition of Lessee and the Guarantors.  Accordingly, such commitment shall be subject to the condition that there will be no material adverse change in or damage to the business, current management, or financial condition of Lessee or the Guarantors as determined in BALC’s sole discretion.

This letter is subject to the internal laws of the State of California, is intended solely for the benefit of Lessee, and may be amended only in a writing signed by BALC and Lessee.

All of the foregoing is intended as a general statement of understanding and not as a definitive contract.  The written agreements and related documents which will subsequently be executed and delivered between Lessee and BALC will take precedence over and supersede this commitment in its entirety and will control all aspects of the Lease(s).

Please acknowledge your acceptance of the terms and conditions of this commitment and return it to my attention no later than ten (10) business days after the date of this letter.  If BALC is not in receipt of your acceptance by that date, the commitment set forth herein will terminate.  My address is:

Banc  of America Leasing  & Capital, LLC

2059 Northlake Parkway, 4th Floor

Tucker, GA  30084-4431

Thank you for allowing Banc of America Leasing & Capital, LLC to make this financing facility available to you.  If you have any questions, please do not hesitate to call me at (770) 270-8468.

Sincerely,

/s/ CAROL JONES
Carol T. Jones
Vice President

cc: Paul Nolta, Vice President

Vical Incorporated hereby agrees to the terms and conditions set forth herein.

By:	/s/ MARTHA J. DEMSKI

Printed Name:	Martha J. Demski

Title:	Vice President and CFO

Paul L. Nolta	Banc of America
Vice President	Leasing and Capital Group

Commercial Markets	CA6-137-02-02

675 Anton Blvd., 2nd Floor
Costa Mesa, CA 92626
	Tel	714-850-6533
	Fax	714-850-6586
Paul.L.Nolta@bankofamerica.com

SUMMARY OF TERMS AND CONDITIONS

Date:	December 23, 2003

Lessee:	Vical, Inc.

Lessor:	Banc of America Leasing & Capital, LLC or its designee

Equipment
Description:	Various office and lab equipment

Lessor’s
Cost:

An amount not to exceed $8,500,000 which may with Lessor’s prior consent include soft costs such as freight, installation and taxes paid up-front by Lessor not exceeding 50% of the Lessor’s Cost, but may not exceed the Fair Market Value of the Equipment.  Lessor’s cost  for used Equipment may be subject to verification by an independent third party appraiser at Lessee’s expense.

Lease
Structure:

This lease is a lease intended as security transaction; all tax benefits will remain with Lessee; the lease will be a net financial lease, and all expenses, including (but not limited to) insurance, maintenance, and taxes, will be for the account of Lessee.  Lessee will grant, and will represent and warrant that Lessor will obtain, a first priority perfected security interest in the Equipment.

Additional

Collateral:

This facility will be 100% cash secured by a financial instrument to be agreed upon by both parties.  Excess collateral will be released on a trailing semi-annual basis as principal is paid down.

Term:	Term for both hard assets and soft costs will be thirty-six (36) months. Payments will be made monthly, in arrears.

Amortization:	A) Thirty-six month amortization for all soft costs

B) Forty-eight month amortization for all hard assets

Rate:	Fixed = 2.63%
Floating = 1.95%

The Rate shall be subject to adjustment (“Rental Adjustment”) as set forth hereinafter:

Rate Adjustment for fixed rate option:  The rate shall be increased or decreased on or prior to the Lease Commencement Date for any change in the two year constant maturity as published by Bloomberg Market Rates as follows:  The rate shall be adjusted to reflect the difference between the yield of the two year Treasury as of December 18, 2003 (equivalent to 1.80%) and the yield on or closest to the projected Lease Commencement Date under the Lease as determined by Lessor.

Rental Adjustment for floating rate option:  The Rate will be decreased or increased by one basis point for each basis point change in the LIBOR Index.  “LIBOR Index” shall mean the per annum rate of interest equal to the “average of interbank offered rates for dollar deposits in the London market based on quotations of five major banks” for a term of one month as published in The Wall Street Journal under a heading entitled “Money Rates London Interbank Offered Rates (LIBOR)” or any future or substitute heading acceptable to Lessor (the LIBOR Index as of December 18, 2003 was 1.15%).  A change, if any, in the LIBOR Index shall be determined by reference to the LIBOR Index published on the first publication day of the month preceding the month in which such Adjustment Date falls.

End of
Term
Options:

At the expiration of the Lease Term, Lessee will purchase all (but not less than all) of the soft assets for $1.00 and all (but not less than all) of the hard assets for the then outstanding principal balance.

Expenses:	Lessee agrees to reimburse Lessor for all costs and expenses including UCC filing and search fees and legal costs incurred by Lessor in committing and closing the Lease.

Lease
Documents:	Lease documents will be in a form and substance satisfactory to Lessor and its counsel.

Utilization
Period
Expiration
Date:	The latest date for any funding will be December 15, 2004.

Compliance:

All financial institutions are required by Federal Law to obtain, verify and record information that identifies each customer who opens an account with us.  When you open an account with us, we will ask you for your name, address and other information that will allow us to identify you, such as documents evidencing legal status and formation, taxpayer identification number and date of birth (if applicable).

Covenants:	(a) Cross-default with any present Bank of America facilities.

(b)   Lessee must maintain unrestricted cash balances of  $45,000,000 for any one quarter or issue a letter of credit for the benefit of Lessor drawn from a financial institution acceptable to the Lessor for the then outstanding amount.  Upon receipt of the letter of credit, Lessor will release the balance of the financial instrument held as Additional Collateral to the Lessee.

Non-Utilization

Fee:

If for any reason (provided this transaction receives final approval of Lessor) the Lessee fails to request funding for at least 75% of the total Lessor’s Cost,  Lessee shall promptly pay to Lessor a Non-Utilization Fee equal to 1% of any difference between the Lessor’s Cost and the total cost of the Equipment actually accepted or financed under the transaction.

This Term Sheet includes only a brief description of the principal terms of the Proposed Transaction, and is intended for discussion purposes only.  Please understand this proposal is not a commitment or offer to loan funds, and does not create any obligation for Lender.  Lender will not be responsible or liable for any damages, consequential or otherwise, that may be incurred or alleged by any person or entity, including Borrower, as a result of this Term Sheet.  Lender will notify you in writing of its decision if Borrower agrees to proceed with the Proposed Transaction after completing its review and analysis.

Glen, thank you for the opportunity to be of service and I look forward to a favorable response to the above proposal.  If you are in agreement with the terms and conditions enclosed, please sign and date this proposal and return it to my attention at:

Banc of America Leasing

ATT:  Paul Nolta

675 Anton Boulevard, 2nd Floor

Costa Mesa, CA 92626

Sincerely,

/s/ PAUL NOLTA
Paul Nolta
Vice President
Banc of America Leasing & Capital, LLC

Vical, Inc.

By:	/s/ MARTHA J. DEMSKI

Title:	CFO

Date:	12/23/03

Please choose one of the following:

Fixed Rate Option: ☒

Floating Rate Option: ☐